EXHIBIT 10.18
NOBLE CORPORATION PLC
2026 Short-Term Incentive Plan (“STIP”)
Plan Overview, Terms and Conditions

Plan Purpose
The success of Noble Corporation plc (“Noble”) and its subsidiaries (collectively, the “Company”) is a result of the efforts of all key employees. To focus each employee’s efforts on optimizing the Company’s performance, the Company maintains this Short-Term Incentive Plan (the “Plan”) to reward employees for successful achievement of specific Company goals.
An effective incentive plan should both align employee interests with those of shareholders and motivate and influence employee behavior. Key positions within the Company have the ability to make a positive contribution to key factors that increase shareholder value. These factors can be quantified and measured through achievement of various targets. The objectives of using such targets in the formulation of the specific Company goals are to link an employee’s annual incentive award more closely to the metrics that most directly benefit shareholders within existing market conditions and to promote a culture of high performance and an environment of teamwork.
Eligibility and Participation
Full-time shore-based employees and select offshore employees are eligible for consideration of a cash payment under the Plan (a “Payment”), subject to, for executive officers of Noble, the approval of the Compensation Committee of the Board of Directors of Noble (the “Committee”) and, for all other employees, the approval of the President and Chief Executive Officer of Noble (the “CEO”), or their designee.
To be eligible to receive a Payment with respect to a Plan year, an employee must be actively employed by the Company on the last day of such Plan year and must continue to be employed through the date on which Payments for such Plan year are made. An employee shall not be eligible to receive any Payment if the employee’s employment with the Company terminates for any reason, either voluntarily or involuntarily (except as noted below) before that date on which Payments for a Plan year are made. The Committee has the discretion to revise these requirements on a case-by-case basis to the extent the Committee deems it necessary or desirable. The Plan year is also the calendar year unless otherwise specified.
In the event of death, disability or retirement, the employee or estate of the former employee may receive a Payment, at the discretion of the CEO; provided that, for executive officers of Noble,

EXHIBIT 10.18
such decision will be at the discretion of the Committee. For purposes of the Plan, “disability” means any termination of employment with the Company because of a long-term or total disability, as determined by the Company’s disability insurance programs. “Retirement” means a termination of employment with the Company on a voluntary basis by a person if, immediately prior to such termination of employment, the sum of the age and the number of years of continuous service of such person with the Company is equal to or greater than 65 and the employee has attained the age of 55.
Plan Funding
See Exhibit 1 for details on the Company’s specific goals and associated performance targets, and their weighting, for the Award Pool. Generally, the performance targets of each goal are structured to include a Threshold, Target and Maximum level of achievement. The Threshold is the minimum level of achievement. If performance is below Threshold for a goal, it will yield no funding associated with that goal. If performance is above Maximum for a goal, it will be capped at the Maximum 200% funding associated with that goal.
The Award Pool available will be determined first by multiplying the sum of the target bonuses for all eligible employees at the end of the year (“Aggregate Target Bonuses”) by the Company’s weighted performance as measured by the performance results against the pre-established goals.
The Award Pool will be allocated as described in the next sections.
Individual Target Bonus
The target bonus for an employee is an amount equal to the employee’s salary at the end of the Plan year multiplied by their assigned target bonus percentage. Target bonuses range from 5% to 130% of salary. The assigned targets are based on competitive market data and internal equity considerations and are reviewed each year.
Company Goals
The 2026 goals and associated performance targets, and their weighting, are provided in Exhibit 1 (as may be amended and restated from time to time at the discretion of the Committee).
In administering the Plan and reviewing the Company’s performance, the Committee may take into consideration the effect of any subsequent events, such as acquisitions, impairments, spin-offs or sales of assets, or any unusual or non- recurring item or any unforeseen event that impacts the Company and distorts its results and may make resulting adjustments to goals or to performance targets. After the end of each Plan year, the Committee, in its best business judgment, will make the final determination on the size of the Award Pool for such Plan year.
Determination of Individual Awards
Target bonuses will be adjusted based on the Company’s results against the Plan’s performance targets (see Exhibit 1). This will be an employee’s Adjusted Target Bonus. For example, if an employee’s target bonus is $10,000, and the certified performance multiple is 1.20, their Adjusted Target Bonus would be $12,000.

EXHIBIT 10.18
Each employee’s Adjusted Target Bonus will be further adjusted (i) to account, pro rata, for length of service or time in position for individual’s hired or promoted during the Plan year, (ii) upward by up to 20%, or (iii) downwards by up to 100%, to reflect, in the situation of (ii) and (iii), merit, individual or team performance, employee conduct, separation of employment, or any additional selected criteria. Such adjustments for executive officers of Noble will be determined by the Committee and such adjustments for all other employees will be determined by the CEO, or their designee.
The cumulative total of all Adjusted Target Bonuses, as further adjusted by permitted discretion detailed in the paragraph above, will be the “Aggregate Calculated Pool”. If on a cumulative basis the sum of the awards in the Aggregate Calculated Pool is greater than the Award Pool, bonuses will be adjusted on a pro-rata basis to remain within the constraints of the Award Pool.
At-Will Employment
Nothing in the Plan guarantees or constitutes a contract for any specific term of employment or otherwise limits the Company’s or an employee’s right to terminate the employment relationship for any reason at any time.

EXHIBIT 10.18
Exhibit 1
2026 STIP Goals, Performance Targets and Weightings